Exhibit 10.2

PURCHASE AND SALE AGREEMENT

BETWEEN

THE WELLS FUND XI—FUND XII—REIT JOINT VENTURE,

a Georgia joint venture,

AS SELLER

AND

HRPT PROPERTIES TRUST, a Maryland real estate investment trust

AS PURCHASER

THE CATERPILLAR BUILDING

FOUNTAIN INN, GREENVILLE COUNTY, SOUTH CAROLINA

March 6, 2007

11.3.	Limitations on Indemnification	28
11.4.	Survival	28
11.5.	Indemnification as Sole Remedy	28
ARTICLE 12. MISCELLANEOUS		29
12.1.	Notices	29
12.2.	Possession	30
12.3.	Time Periods	30
12.4.	Publicity	30
12.5.	Severability	30
12.6.	Construction	30
12.7.	Sale Notification Letters	30
12.8.	Access to Records Following Closing	31
12.9.	General Provisions	31
12.10.	Like-Kind Exchange	31
12.11.	Attorney’s Fees	32
12.12.	Counterparts	32
12.13.	Effective Agreement	32
12.14.	Venue	32
12.15.	Waiver of Trial by Jury	32
12.16.	Allocation of Liability	33
12.17.	Trust Declaration	33

ii

SCHEDULE OF EXHIBITS

Exhibit “A”	Description of Land

Exhibit “B”	Form of Escrow Agreement

Exhibit “C”	Property Tax Appeals

Exhibit “D”	Description of Existing Survey

Exhibit “E”	Lease

Exhibit “F”	Title Exceptions

Exhibit “G”	Exception Schedule

Exhibit “H”	Form of Tenant Estoppel Certificate

SCHEDULE OF CLOSING DOCUMENTS

Schedule 1	Form of Assignment and Assumption of Lease

Schedule 2	Form of Bill of Sale to Personal Property

Schedule 3	Form of General Assignment of Seller’s Interest in Intangible Property

Schedule 4	Form of Seller’s Affidavit (for Purchaser’s Title Insurance Purposes)

Schedule 5	Form of Seller’s Certificate (as to Seller’s Representations and Warranties)

Schedule 6	Form of Seller’s FIRPTA Affidavit

Schedule 7	Form of Purchaser’s Certificate (as to Purchaser’s Representations and Warranties)

Schedule 8	Form of Seller’s Affidavit (Re Residency)

PURCHASE AND SALE AGREEMENT

111 Southchase Boulevard

Fountain Inn, Greenville County, South Carolina

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), made and entered into as of the 6th day of March, 2007 between THE WELLS FUND XI—FUND XII—REIT JOINT VENTURE, a Georgia joint venture (“Seller”), and HRPT PROPERTIES TRUST, a Maryland real estate investment trust (together with its permitted successors and assigns, “Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell its fee simple estate in certain improved real property located at 111 Southchase Boulevard, Fountain Inn, Greenville County, South Carolina, together with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property; and

WHEREAS, the parties hereto desire to provide for said sale and purchase on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

ARTICLE 1.

DEFINITIONS

For purposes of this Agreement, each of the following capitalized terms shall have the meaning ascribed to such terms as set forth below:

“Assignment and Assumption of Lease” shall mean the form of assignment and assumption of Lease to be executed and delivered by Purchaser and Seller as to the Lease at the Closing in the form attached hereto as SCHEDULE 1.

“Basket Limitation” shall mean an amount equal to Twenty-Five Thousand and No/100 Dollars ($25,000.00 U.S.).

“Bill of Sale” shall mean the form of bill of sale to the Personal Property to be executed and delivered to Purchaser by Seller at the Closing in the form attached hereto as SCHEDULE 2.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the Commonwealth of Massachusetts or the State of South Carolina are authorized by law or executive action to close.

“Cap Limitation” shall mean an amount equal to one percent (1.0%) of the Purchase Price.

“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.

“Closing Date” shall have the meaning ascribed thereto in Section 2.6 hereof.

“Closing Documents” shall mean any certificate, instrument or other document delivered at the Closing pursuant to this Agreement.

“Due Diligence Deliveries” shall have the meaning ascribed thereto in Section 3.2 hereof.

“Due Diligence Material” shall have the meaning ascribed thereto in Section 3.6 hereof.

“Earnest Money” shall mean the Initial Earnest Money, together with all interest which accrues on the Initial Earnest Money as provided in Section 2.3 hereof and in the Escrow Agreement.

“Effective Date” shall mean the date upon which Seller and Purchaser shall have delivered a fully executed counterpart of this Agreement to the other, which date shall be inserted in the space provided on the cover page and page 1 hereof. For the purposes of determining the Effective Date and for all other purposes under this Agreement, a facsimile or other electronic signature shall be deemed an original signature.

“Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction or decree now or hereafter relating to pollution or substances or materials which are considered to be hazardous or toxic, including, without limitation, the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (codified in various sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. § 201 et seq. and § 300 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2061 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 1100 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Occupational Safety & Health Act (29 U.S.C. § 655 et seq.), and any state and local environmental laws, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued pursuant thereto.

“Escrow Agent” shall mean Chicago Title Insurance Company, at its office at 4170 Ashford Dunwoody Road, Suite 460, in Atlanta, Georgia, 30319.

“Escrow Agreement” shall mean that certain Escrow Agreement in the form attached hereto as EXHIBIT “B” entered into among Seller, Purchaser and Escrow Agent with respect to the Earnest Money.

“Existing Survey” shall mean that certain survey with respect to the Land and Improvements, if any, more particularly described on EXHIBIT “D” attached hereto and made a part hereof.

“FIRPTA Affidavit” shall mean the form of FIRPTA Affidavit to be executed and delivered to Purchaser at Closing in the form attached hereto as SCHEDULE 6

“General Assignment” shall mean an assignment by Seller of its interest in the Intangible Property (being Seller’s interest in the Intangible Property being conveyed as a part of the Property), to be executed by Seller at Closing, substantially in the form attached hereto as SCHEDULE 3 and made a part hereto, with such changes thereto as may be agreed upon by Seller and Purchaser to convey the Intangible Property.

“Hazardous Substances” shall mean any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum and polychlorinated biphenyls).

“Improvements” shall mean all buildings, structures and improvements now or on the Closing Date situated on the Land, including without limitation, all parking areas and facilities, improvements and fixtures located on the Land.

“Initial Earnest Money” shall mean the sum of One Million and No/100 Dollars ($1,000,000.00 U.S.).

“Inspection Period” shall mean the period expiring at 5:00 P.M. local Atlanta, Georgia time on the date thirty (30) days after the Effective Date.

“Intangible Property” shall mean all intangible property, if any, owned by Seller and related to the Land, the Improvements and the Personal Property, including, without limitation, the rights and interests, if any, in and to the following (to the extent assignable): (i) all assignable plans and specifications and other architectural and engineering plans for the Land and Improvements; (ii) all assignable warranties and guaranties given or made in respect of the Improvements or Personal Property; and (iii) all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or Improvements.

“Land” shall mean that certain tract or parcel of real property located in Greenville County, South Carolina, which is more particularly described on EXHIBIT “A” attached hereto, together with all rights, privileges and easements appurtenant to said real property, and all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting the Land.

“Lease” shall mean the lease identified on EXHIBIT “E” attached hereto.

“Limited Warranty Deed” shall have the meaning ascribed thereto in Section 5.1(a).

“Losses” shall have the meaning ascribed thereto in Section 11.1 hereof.

“Monetary Objection” or “Monetary Objections” shall mean (a) any mortgage, deed to secure debt, deed of trust or similar security instrument encumbering all or any part of the Property, (b) any mechanic’s, materialman’s or similar lien (unless resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees or any tenant of the Property), (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent, and (d) any judgment of record against Seller in the county or other applicable jurisdiction in which the Property is located.

“Notice of Sale” shall have the meaning ascribed thereto in Section 5.1(o) hereof.

“Permitted Exceptions” shall mean (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent with respect to the Land and Improvements, (b) the Lease, (c) such state of facts as would be disclosed by a current survey of the Land, (d) the matters set forth on EXHIBIT “F” attached hereto and made part hereof, and (f) such other easements, restrictions and encumbrances with respect to the Land and Improvements (including but not limited to matters not on EXHIBIT “F” but disclosed in the Title Commitment issued with respect to the Land and Improvements) that do not constitute Monetary Objections, and that are approved (or are deemed approved) by Purchaser in accordance with the provisions of Section 3.4 hereof.

“Personal Property” shall mean all furniture (including common area and interior landscaping items), carpeting, draperies, appliances, personal property (excluding any computer software which is either licensed to a Wells Affiliate or which such Wells Affiliate deems proprietary), machinery, apparatus and equipment owned by Seller and currently used exclusively in the operation, repair and maintenance of the Land and Improvements, including, without limitation, all non-confidential books, records and files (excluding any appraisals, budgets, strategic plans, internal analyses, information regarding the marketing of the Property for sale, submissions relating to obtaining of corporate or partnership authorization, attorney and accountant work product, attorney-client privileged documents, property condition reports, or similar information in the possession or control of any Wells Affiliate or any Wells Affiliate property manager which such Wells Affiliate reasonably deems proprietary) relating to the Land and Improvements. The Personal Property does not include any property owned by tenants, contractors or licensees, and shall be conveyed to Purchaser subject to depletions, replacements and additions in the ordinary course of Seller’s business.

“Property” shall mean the Land, the Improvements, the Personal Property, and the Intangible Property, and all right, title and interest of Seller as “landlord” or “lessor” in and to the Lease.

“Purchase Price” shall be the amount specified in Section 2.4 hereof.

“Purchaser-Related Entities” shall have the meaning ascribed thereto in Section 11.1 hereof.

“Purchaser Waived Breach” shall have the meaning ascribed thereto in Section 11.3 hereof.

“Purchaser’s Certificate” shall mean the form of certificate to be executed and delivered by Purchaser to Seller at the Closing with respect to the truth and accuracy of Purchaser’s warranties and representations contained in this Agreement (modified and updated as the circumstances require), in the form attached hereto as SCHEDULE 7.

“Purchaser’s Counsel” shall mean Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, Attention: John M. Steiner.

“Real Estate Transfer Taxes” shall mean the transfer tax, excise tax, documentary stamp tax or similar tax (however denominated) which may be imposed by the state, county and/or municipality in which the Property is located and be payable in connection with the conveyance of the Property by Seller to Purchaser hereunder.

“Seller-Related Entities” shall have the meaning ascribed thereto in Section 11.2 hereof.

“Seller’s Affidavit” shall mean the form of owner’s affidavit to be given by Seller at Closing to the Title Company with respect to the Property, in the form attached hereto as SCHEDULE 4.

“Seller’s Broker” shall mean Colliers Pinkard.

“Seller’s Certificate” shall mean the form of certificate to be executed and delivered by Seller to Purchaser at the Closing with respect to the truth and accuracy of Seller’s warranties and representations contained in this Agreement (modified and updated as the circumstances require), in the form attached hereto as SCHEDULE 5.

“Seller’s Counsel” shall mean Troutman Sanders LLP, Bank of America Plaza, Suite 5200, 600 Peachtree Street, N.E., Atlanta, Georgia 30308-2216, Attention: John W. Griffin.

“Subsequent Title Notice” shall have the meaning ascribed thereto in Section 3.4 hereof.

“Survey” shall have the meaning ascribed thereto in Section 3.4 hereof.

“Taxes” shall mean general real estate taxes imposed by any governmental authority.

“Tenant Estoppel Certificate” shall mean the certificate to be sought from the tenant under the Lease in substantially the form attached hereto as EXHIBIT “H”.

“Tenant Inducement Costs” shall mean any out-of-pocket payments required under the Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, lease buyout payments, and moving, design, refurbishment and costs.

“Title Company” shall mean Chicago Title Insurance Company.

“Title Commitment” shall have the meaning ascribed thereto in Section 3.4 hereof.

“Title Notice” shall have the meaning ascribed thereto in Section 3.4 hereof.

“Wells Affiliate” and “Wells Affiliates” shall mean each and every one of Seller, Wells Real Estate Fund XI, L.P., a Georgia limited partnership, Wells Real Estate Fund XII, L.P., a Georgia limited partnership, Wells Partners, L.P., a Georgia limited partnership, Wells Capital, Inc., a Georgia corporation, Wells Operating Partnership, L.P., a Delaware limited partnership, Wells Real Estate Investment Trust, Inc., a Maryland corporation, and Wells Management, Inc., a Georgia corporation.

ARTICLE 2.

PURCHASE AND SALE

2.1. Agreement to Sell and Purchase the Property. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase, the Property.

2.2. Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions.

2.3. Earnest Money.

(a) Within two (2) Business Days following the execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deliver the Initial Earnest Money to Escrow Agent by federal wire transfer, which Initial Earnest Money shall be held and released by Escrow Agent in accordance with the terms of the Escrow Agreement. The parties hereto mutually acknowledge and agree that time is of the essence in respect of Purchaser’s timely deposit of the Initial Earnest Money with Escrow Agent. If Purchaser fails to timely deposit the Initial Earnest Money with Escrow Agent, then, at the option of Seller, exercisable by written notice to Purchaser and Escrow Agent, this Agreement shall terminate, and no party hereto shall have any further rights or obligations hereunder, except those provisions of this Agreement which by their express terms survive the termination of this Agreement.

(b) The Earnest Money shall be applied to the Purchase Price at the Closing and shall otherwise be held, refunded, or disbursed in accordance with the terms of the Escrow Agreement and this Agreement. Interest and other income from time to time earned on the Earnest Money shall be earned for the account of Purchaser, and shall be a part of the Earnest Money; and the Earnest Money hereunder shall be comprised of the Initial Earnest Money and all such interest and other income.

2.4. Purchase Price. Subject to adjustment and credits as otherwise specified in this Section 2.4 and elsewhere in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be the sum of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00 U.S.). The Purchase Price shall be paid by Purchaser to Seller at the Closing as follows:

(a) The Earnest Money shall be paid by Escrow Agent to Seller at Closing; and

(b) At Closing, the balance of the Purchase Price, after applying, as partial payment of the Purchase Price the Earnest Money paid by Escrow Agent to Seller, and subject to prorations and other adjustments specified in this Agreement, shall be paid by Purchaser in immediately available funds to the Title Company in escrow, for further delivery to an account or accounts designated by Seller upon satisfaction or waiver by Purchaser in writing of all of Purchaser’s conditions precedent to Closing. If the Closing occurs, but the amount due from Purchaser pursuant to this Agreement is not received by Seller on or before the later of 3:00 p.m. local Atlanta, Georgia time or in sufficient time for reinvestment on the Closing Date, all prorations shall be recalculated such that all of the items of income and expense related to the Property through the date preceding the receipt by Seller of such amount due from Purchaser shall be for the account of Seller, and Seller and Purchaser shall make appropriate adjustments and payments between them to effectuate such recalculation. The provisions of the preceding sentence of this Section 2.4(b) shall survive the Closing.

2.5. Independent Contract Consideration. In addition to, and not in lieu of the delivery to Escrow Agent of the Earnest Money, concurrently with Purchaser’s execution and delivery of this Agreement to Seller, Purchaser has paid to Seller the amount of One Hundred and No/100 Dollars ($100.00), the receipt of which is acknowledged by Seller. Seller and Purchaser hereby mutually acknowledge and agree that said sum represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to inspect the Property pursuant to Article 3. Said sum is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events.

2.6. Closing. The consummation of the sale by Seller and purchase by Purchaser of the Property (the “Closing”) shall be held on the Business Day which is two (2) Business Days after the last day of the Inspection Period, or at such earlier time and date as shall be mutually agreed upon by Seller and Purchaser (the “Closing Date”). The Closing shall be administered through the offices of the Title Company, 4170 Ashford Dunwoody Road, Suite 460, Atlanta, Georgia 30399, utilizing other Title Company offices as necessary to coordinate and facilitate document delivery to the Title Company and recording of the applicable documents (for example, without limitation, Purchaser may deliver Purchaser’s documents to the Title Company office in Boston, Massachusetts, and Seller may deliver Seller’s documents to the Title Company office in Atlanta, Georgia). It is contemplated that the transaction shall be closed with the concurrent delivery of the documents of title and the payment of the Purchase Price. Notwithstanding the foregoing, there shall be no requirement that Seller and Purchaser physically meet for the Closing, and all documents and funds to be delivered at the Closing shall be delivered to the Title Company unless the parties hereto mutually agree otherwise. Seller and Purchaser agree to use reasonable efforts to complete all requirements for the Closing prior to the Closing Date.

ARTICLE 3.

PURCHASER’S INSPECTION AND REVIEW RIGHTS

3.1. Due Diligence Inspections.

(a) From and after the Effective Date until the Closing Date or earlier termination of the inspection rights of Purchaser under this Agreement, Seller shall permit Purchaser and its authorized representatives to inspect the Property, to perform due diligence and environmental investigations, to examine the records of Seller with respect to the Property, and make copies thereof, at such times during normal business hours as Purchaser or its representatives may request. All such inspections shall be nondestructive in nature, and specifically shall not include any physically intrusive testing. All such inspections and tours under this Section 3.1(a) shall be performed in such a manner so as not to unreasonably interfere with the business of the tenant under the Lease, and in compliance with the rights and obligations of Seller as landlord under the Lease. Purchaser agrees that Purchaser shall not initiate any contact with and shall not interview the tenant of the Property without the express prior approval of Seller, which approval shall not be unreasonably withheld, delayed or conditioned. All inspection fees, appraisal fees, engineering fees and all other costs and expenses of any kind incurred by Purchaser relating to the inspection of the Property shall be solely Purchaser’s expense. Seller reserves the right to have a representative present at the time of making any such inspection and tour and at the time of any interviews with the tenant of the Property. Purchaser shall notify Seller not less than two (2) Business Days in advance of making any such inspection or tour, which notice may be given by telephone or e-mail to Steve Campbell at 770-243-4597 or steve.campbell@wellsref.com.

(b) If the Closing is not consummated hereunder, Purchaser shall promptly deliver to Seller copies of the most recent version of all reports and surveys furnished to Purchaser by third parties in connection with such inspections; provided, however, that delivery of such copies and information shall be without warranty or representation whatsoever, express or implied, including, without limitation, any warranty or representation as to ownership, accuracy, adequacy or completeness thereof or otherwise. This Section 3.1(b) shall survive the termination of this Agreement.

(c) To the extent that Purchaser or any of its representatives, agents or contractors damages or disturbs the Property or any portion thereof, Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. Purchaser hereby agrees to and shall indemnify, defend and hold harmless Seller from and against any and all expense, loss or damage which Seller may incur (including, without limitation, reasonable attorney’s fees actually incurred) as a result of any act or omission of Purchaser or its representatives, agents or contractors while on the Property. Said indemnification shall not extend to pre-existing conditions merely discovered by Purchaser. Said indemnification agreement shall survive the Closing, or earlier termination of this Agreement. Purchaser shall maintain and shall ensure that Purchaser’s consultants and contractors maintain commercial general liability insurance in an amount not less than $2,000,000 (in the case of Purchaser) and $1,000,000 (in the case of Purchaser’s consultants and contractors), combined single limit, and in form and substance adequate to insure against all liability of Purchaser and its consultants and contractors, respectively, and each of their respective agents, employees and contractors, arising out of inspections and testing of the Property or any part thereof made on

Purchaser’s behalf. Purchaser agrees to provide to Seller a certificate of insurance with regard to each applicable liability insurance policy prior to any entry upon the Property by Purchaser or its consultants or contractors, as the case may be, pursuant to this Section 3.1.

3.2. Deliveries by Seller to Purchaser; Purchaser’s Access to Property Records of Seller.

(a) Seller and Purchaser acknowledge that all of the following (the “Due Diligence Deliveries”) either have been or shall be delivered or made available to Purchaser to the extent the same are in the possession of Seller (and Purchaser further acknowledges that no additional items are required to be delivered by Seller to Purchaser except as may be expressly set forth in other provisions of this Agreement):

(i)	Copies of current property tax bills with respect to the Property.

(ii)	A copy of the Lease.

(iii)	A copy of the Existing Survey.

(iv)	A copy of Seller’s existing title policy (issued to Wells Real Estate, LLC—SC I).

(v)	A copy of the certificate of use and occupancy in the possession of Seller with respect to the Property dated January 1, 2007.

(b) From the Effective Date until the Closing Date, or earlier termination of this Agreement, Seller shall allow Purchaser and Purchaser’s representatives, on reasonable advance notice and during normal business hours, to have access to Seller’s existing non-confidential books, records and files relating to the Property, at the office of Seller at 6200 The Corners Parkway, Norcross, Georgia 30092, for the purpose of inspecting and (at Purchaser’s expense) copying the same, including, without limitation, copies of any financial statements or other financial information of the tenant under the Lease (and the lease guarantors, if any), written information relative to the tenant’s payment history, and tenant correspondence, to the extent Seller has the same in its possession; available surveys, construction plans and specifications, copies of any permits, licenses or other similar documents, available records of any operating costs and expenses and similar materials relating to the construction, operation, maintenance, repair, management and leasing of the Property, to the extent any or all of the same are in the possession of Seller, subject, however, to the limitations of any confidentiality or nondisclosure agreement to which Seller may be bound, and provided that Seller shall not be required to deliver or make available to Purchaser any appraisals, third party property condition reports obtained by Seller in connection with the Property (including without limitation reports, correspondence and related materials relating to the environmental condition or status of the Property), strategic plans for the Property, internal analyses, information regarding the marketing for sale of the Property, submissions relating to Seller’s obtaining of corporate or partnership authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller which Seller reasonably deems confidential or proprietary. Alternatively, at Purchaser’s request and at Purchaser’s cost and expense, and subject to the provisions hereof, Seller will make copies of non-confidential and non-proprietary due diligence materials relating to the Property as may be reasonably requested by Purchaser in writing and as may be in Seller’s possession, and will deliver the same to Purchaser as expeditiously as reasonably possible following Purchaser’s request, including electronic delivery of documents or items than can be transmitted electronically. Purchaser acknowledges and agrees, however, that Seller makes no representation or warranty of any nature whatsoever, express or implied, with respect to the ownership, enforceability, accuracy, adequacy or completeness or otherwise of any of such records, evaluations, data, investigations, reports or other materials, except as otherwise expressly set forth in this Agreement or in any of the Closing Documents. If the Closing contemplated hereunder fails to take place for any reason, Purchaser shall promptly return (or certify as having destroyed) all copies of materials copied from the books, records and files of Seller or furnished by Seller or Seller’s representatives relating to the Property or shall provide Seller with a written certification that all such materials have been destroyed. It is understood and agreed that Seller shall not have any obligation to obtain, commission or prepare any such books, records, files, reports or studies not now in the possession or control of Seller.

3.3. Condition of the Property.

(a) Seller recommends that Purchaser employ one or more independent engineering and/or environmental professionals to perform engineering, environmental and physical assessments on Purchaser’s behalf in respect of the Property and the condition thereof. Purchaser and Seller mutually acknowledge and agree that, except for Seller’s representations and warranties contained herein and in any of the Closing Documents, the Property is being sold in an “AS IS” condition and “WITH ALL FAULTS,” known or unknown, contingent or existing. Purchaser has the sole responsibility to fully inspect the Property, to investigate all matters relevant thereto, including, without limitation, the condition of the Property, and to reach its own, independent evaluation of any risks (environmental or otherwise) or rewards associated with the ownership, leasing, management and operation of the Property. Effective as of the Closing and except as expressly set forth in this Agreement or in any of the Closing Documents, Purchaser hereby waives and releases Seller and its partners and their respective officers, directors, shareholders, partners, agents, affiliates, employees and successors and assigns from and against any and all claims, obligations and liabilities arising out of or in connection with the Property.

(b) To the fullest extent permitted by law, Purchaser does hereby unconditionally waive and release Seller and its partners and their respective officers, directors, shareholders, partners, agents, affiliates and employees from any present or future claims and liabilities of any nature arising from or relating to the presence or alleged presence of Hazardous Substances in, on, at, from, under or about the Property or any adjacent property, including, without limitation, any claims under or on account of any Environmental Law, regardless of whether such Hazardous Substances are located in, on, at, from, under or about the Property or any adjacent property prior to or after the date hereof (collectively, “Environmental Liabilities”); provided, however, that the foregoing release as it applies to Seller and its joint venturers and their respective officers, directors, shareholders, partners, agents, affiliates and employees, shall not release Seller from any Environmental Liabilities of Seller relating to any Hazardous Substances which may be placed, located or released on the Property by Seller after the date of Closing nor shall it operate as a waiver or release of any claim for contribution that Purchaser might bring against Seller should any third party initiate a legal action against Purchaser for any Environmental Liabilities relating to any Hazardous Substances which were placed, located or released on the Property by Seller prior to the date of Closing. The terms and provisions of this Section 3.3 shall survive the Closing.

3.4. Title and Survey. Within nine (9) Business Days after the execution of this Agreement, Seller shall cause the Title Company to issue a preliminary owner’s title commitment with respect to the Property in favor of Purchaser (the “Title Commitment”). In addition, Purchaser shall have the right to arrange, at Purchaser’s expense, for the preparation of one or more updates of the Existing Survey (such update, the “Survey”), and Purchaser shall deliver a copy of any such Survey to Seller in the event the Survey discloses any matter which is addressed in Purchaser’s Title Notice. Purchaser shall have until the Business Day which is five (5) Business Days prior to the last day of the Inspection Period to give written notice (the “Title Notice”) to Seller of such objections as Purchaser may have to any exceptions to title disclosed in the Title Commitment or in the Survey or otherwise in Purchaser’s examination of title. From time to time at any time after the Title Notice and prior to the Closing Date, Purchaser may give written notice (a “Subsequent Title Notice”) to Seller of exceptions to title first appearing in any updated Title Commitment delivered after the date of Purchaser’s Title Notice or matters of survey first shown on any Survey delivered after the date of Purchaser’s Title Notice. Seller shall have the right, but not the obligation (except as to Monetary Objections affecting the Property), to attempt to remove, satisfy or otherwise cure any exceptions to title to which the Purchaser so objects. Within two (2) Business Days after receipt of Purchaser’s Title Notice, Seller shall give written notice to Purchaser informing the Purchaser of Seller’s election with respect to the objections in the Title Notice. Within two (2) Business Days after receipt of Purchaser’s Subsequent Title Notice, if any, Seller shall give written notice to Purchaser informing Purchaser of Seller’s election with respect to the objections in such Subsequent Title Notice. If Seller fails to give written notice of election within such two (2) Business Day period, Seller shall be deemed to have elected not to attempt to cure the applicable objections (other than Monetary Objections). If Seller elects to attempt to cure any objections, Seller shall be entitled to one or more reasonable adjournments of the Closing of up to but not beyond the tenth (10th) day following the initial date set for the Closing to attempt such cure, but, except for Monetary Objections affecting the Property, Seller shall not be obligated to expend any sums, commence any suits or take any other action to effect such cure. Except as to Monetary Objections affecting the Property, if Seller elects, or is deemed to have elected, not to cure any exceptions to title to which Purchaser has objected or if, after electing to attempt to cure, Seller determines that it is unwilling or unable to remove, satisfy or otherwise cure any such exceptions, Purchaser’s sole remedy hereunder in such event shall be either (i) to accept title to the Property subject to such exceptions as if Purchaser had not objected thereto and without reduction of the Purchase Price, or (ii) to terminate this Agreement within two (2) Business Days after receipt of written notice from Seller either of Seller’s election not to attempt to cure any objection or of Seller’s determination, having previously elected to attempt to cure, that Seller is unable or unwilling to do so (or two (2) Business Days after Seller is deemed hereunder to have elected not to attempt to cure such objections), whereupon Escrow Agent shall return the Earnest Money to Purchaser. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall be obligated to cure or satisfy all Monetary Objections affecting the Property at or prior to Closing, and Seller may use the proceeds of the Purchase Price at Closing for such purpose.

3.5. Termination of Agreement. Purchaser shall have until the expiration of the Inspection Period to determine, in Purchaser’s sole opinion and discretion, the suitability of the

Property for acquisition by Purchaser or Purchaser’s permitted assignee. Purchaser shall have the right to terminate this Agreement, in Purchaser’s sole discretion, at any time on or before said time and date of expiration of the Inspection Period by giving written notice to Seller of such election to terminate. If Purchaser so elects to terminate this Agreement pursuant to this Section 3.5, Escrow Agent shall pay the Earnest Money to Purchaser, whereupon, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. If Purchaser fails to so terminate this Agreement prior to the expiration of the Inspection Period, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 3.5. The parties acknowledge that this Agreement shall not be void or voidable for lack of mutuality.

3.6. Confidentiality. Prior to Closing, all information acquired by Purchaser or any of its designated representatives (including by way of example, but not in limitation, the officers, directors, shareholders and employees of Purchaser, and Purchaser’s engineers, consultants, counsel and potential lenders, and the officers, directors, shareholders and employees of each of them) with respect to the Property, whether delivered by Seller or any representatives of Seller or obtained by Purchaser as a result of its inspection and investigation of the Property, examination of the books, records and files of Seller in respect of the Property, or otherwise (collectively, the “Due Diligence Material”) shall be used solely for the purpose of determining whether the Property is suitable for Purchaser’s acquisition and ownership thereof and for no other purpose whatsoever. Prior to Closing, the terms and conditions which are contained in this Agreement and all Due Diligence Material which is not published as public knowledge or which is not generally available in the public domain shall be kept in strict confidence by Purchaser and shall not be disclosed to any individual or entity other than to those authorized representatives of Purchaser and Purchaser’s prospective and actual counsel, accountants, professionals, consultants, attorneys and lenders, who need to know the information for the purpose of assisting Purchaser in evaluating the Property for Purchaser’s potential acquisition thereof; provided, however, that Purchaser shall have the right to disclose any such information if required by applicable law or as may be necessary in connection with any court action or proceeding with respect to this Agreement. Purchaser shall and hereby agrees to indemnify and hold Seller harmless from and against any and all loss, liability, cost, damage or expense that Seller may suffer or incur (including, without limitation, reasonable attorneys’ fees actually incurred) as a result of the unpermitted disclosure of any of the Due Diligence Material to any individual or entity other than an appropriate representative of Purchaser and Purchaser’s prospective and actual counsel, accountants, professionals, consultants, attorneys and lenders and/or the use of any Due Diligence Material for any purpose other than as herein contemplated and permitted. The foregoing restrictions and indemnity shall not extend to disclosure of any Due Diligence Material (i) as may be required by applicable law (including, without limitation, the rules and regulations of the Securities and Exchange Commission or any stock exchange applicable to Purchaser) to be disclosed, or (ii) that is or becomes public knowledge other than by virtue of a breach of Purchaser’s covenant under this Section 3.6, or (iii) in connection with any action arising between Purchaser and Seller relating to the subject matter of this Agreement. If Purchaser or Seller elects to terminate this Agreement pursuant to any provision hereof permitting such termination, or if the Closing contemplated hereunder fails to occur for any reason, Purchaser will promptly return to Seller all Due Diligence Material in the possession of Purchaser and any of its representatives, and destroy all copies, notes or abstracts or extracts thereof, as well as all copies of any analyses, compilations, studies or other documents prepared by Purchaser or for its use (whether in written or electronic form) containing or reflecting any Due Diligence Material or shall certify the destruction of the same to Seller in writing. In the event of a breach or threatened breach by Purchaser or any of its representatives of this Section 3.6, Seller shall be entitled, in addition to other available remedies, to an injunction restraining Purchaser or its representatives from disclosing, in whole or in part, any of the Due Diligence Material and any of the terms and conditions of this Agreement. Nothing contained herein shall be construed as prohibiting or limiting Seller from pursuing any other available remedy, in law or in equity, for such breach or threatened breach. The provisions of this Section shall survive any termination of this Agreement.

ARTICLE 4.

REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS

4.1. Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser:

(a) Organization, Authorization and Consents.

(i)	Generally. Subject only to receiving the approval of Seller’s Investment Committee no later than March 5, 2007, Seller has the right, power and authority to enter into this Agreement and to sell the Property in accordance with the terms and provisions of this Agreement, to engage in the transaction contemplated in this Agreement and to perform and observe all of the terms and provisions hereof.

(ii)	Seller. Seller is a duly organized and validly existing joint venture under the laws of the State of Georgia, whose only venturers are Wells Real Estate Fund XI, L.P., a Georgia limited partnership, Wells Real Estate Fund XII, L.P., a Georgia limited partnership, and Wells Operating Partnership, L.P., a Delaware limited partnership.

(iii)	Fund XI. Wells Real Estate Fund XI, L.P. is a duly organized and validly existing limited partnership under the laws of the State of Georgia, whose only general partners are Wells Partners, L.P., a Georgia limited partnership, and Leo F. Wells, III.

(iv)	Fund XII. Wells Real Estate Fund XII, L.P. is a duly organized and validly existing limited partnership under the laws of the State of Georgia, whose only general partners are Wells Partners, L.P., a Georgia limited partnership, and Leo F. Wells, III.

(v)	Wells REIT. Wells Operating Partnership, L.P. is a duly organized and validly existing limited partnership under the laws of the State of Delaware, whose sole general partner is Wells Real Estate Investment Trust, Inc., a Maryland corporation.

(b) Action of Seller, Etc. Subject only to receiving the approval of Seller’s Investment Committee, Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property or any portion thereof pursuant to the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound.

(d) Litigation. Except as disclosed on EXHIBIT “G” attached hereto, Seller has not received written notice of any pending or threatened suit, action or proceeding, which (i) if determined adversely to Seller, materially and adversely affects the use or value of the Property, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (iii) involves condemnation or eminent domain proceedings involving the Property, or any portion thereof.

(e) Existing Lease. Other than the Lease described on EXHIBIT “E” attached hereto, there is no contract or agreement with respect to the occupancy of the Property or any portion or portions thereof which will be binding on Purchaser or the Property after the Closing. The copy of the Lease heretofore delivered or made available by Seller to Purchaser is a true, correct and complete copy thereof in all material respects, and the Lease has not been amended except as evidenced by amendments similarly delivered and listed on EXHIBIT “E” attached hereto and constitute the entire agreement between Seller and the tenant thereunder. Seller has not given or received any written notice of any party’s default or failure to comply with the terms and provisions of the Lease which remains uncured. All Tenant Inducement Costs which are due or may become due during the initial term of the Lease have been paid in full or will be paid in full by Seller prior to the Closing.

(f) Leasing Commissions. To Seller’s knowledge, there are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property or any portion or portions thereof other than the commission agreement with Colliers Keenan referred to in Section 27 of the Lease, and all leasing commissions and brokerage fees accrued or due and payable under such commission agreement with Colliers Keenan have been paid in full.

(g) Management Agreement. Except for a management agreement between Seller and Wells Management Company, Inc. which will be terminated as to the Property by Seller at Closing at Seller’s sole cost and expense, there is no agreement currently in effect and entered into by Seller relating to the management of the Property by any third party management company.

(h) Taxes and Assessments. Except as may be set forth on EXHIBIT “C” attached hereto and made a part hereof, Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property, which are still pending.

(i) Compliance with Laws. Except as set forth on EXHIBIT “G”, Seller has received no written notice alleging any violations of law (including any Environmental Law), municipal or county ordinances, or other legal requirements with respect to the Property where such violations remain outstanding.

(j) Other Agreements. To Seller’s knowledge, except for the Lease and the Permitted Exceptions affecting the Property, there are no leases, management agreements, brokerage agreements, leasing agreements or other agreements or instruments in force or effect that grant to any person or any entity (other than to Seller) any right, title, interest or benefit in and to all or any part of the Property or any rights relating to the use, operation, management, maintenance or repair of all or any part of the Property which will survive the Closing or be binding upon Purchaser other than those which Purchaser has agreed herein to assume in writing at the Closing.

(k) Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(l) Employees. Seller has no employees to whom by virtue of such employment Purchaser will have any obligation after the Closing.

(m) Environmental. Seller has received no written notice from any governmental authority that such governmental authority has determined that there are any violations of an Environmental Law affecting the Property. Seller has received no written notice from any governmental authority that the Property has been previously used as a landfill or as a dump for garbage or refuse. In the event, prior to Closing, Seller receives written notice from any governmental authority that such authority has determined there are any violations or possible violations of an Environmental Law affecting the Property, Seller shall immediately notify Purchaser thereof.

The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed made as of the date hereof and remade by Seller as of the Closing Date in all material respects, with the same force and effect as if made on, and as of, such date, subject to Seller’s right to update such representations and warranties by written notice to Purchaser and in the certificate of Seller to be delivered pursuant to Section 5.1(f) hereof.

Except as otherwise expressly provided in this Agreement or in any documents to be executed and delivered by Seller to Purchaser at the Closing, Seller has not made, and Purchaser has not relied on, any information, promise, representation or warranty, express or implied, regarding the Property, whether made by Seller, on behalf of Seller, or otherwise, including, without limitation, the physical condition of the Property, the financial condition of the tenant under the Lease, title to or the boundaries of the Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, past or future economic performance of the tenant under the Lease or the Property, and any other information pertaining to the Property or the market and physical environments in which the Property is located. Purchaser acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of Purchaser’s own consultants and representatives with respect to the physical, environmental, economic and legal condition of the Property and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be executed and delivered by Seller to Purchaser at the Closing, made (or purported to be made) by Seller or anyone acting or claiming to act on behalf of Seller. Purchaser will inspect the Property and become fully familiar with the physical condition thereof and, subject to the terms and conditions of this Agreement, shall purchase the Property in its “as is” condition, “with all faults,” on the Closing Date. The provisions of this paragraph shall survive the Closing until the expiration of any applicable statute of limitations.

4.2. Knowledge Defined. All references in this Agreement to the “knowledge of Seller” or “to Seller’s knowledge” shall refer only to the actual knowledge of Steve Campbell, Vice President, Asset Management, who has been actively involved in the management of Seller’s business in respect of the Property for at least the past three (3) years. The term “knowledge of Seller” or “to Seller’s knowledge” shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, or to any other partner, beneficial owner, officer, director, agent, manager, representative or employee of Seller, or any of their respective affiliates, or to impose on the individual named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of the individual named above arising out of any representations or warranties made herein or otherwise.

4.3. Covenants and Agreements of Seller.

(a) Leasing Arrangements. During the pendency of this Agreement, Seller will not modify or amend in any respect, or terminate, the Lease without Purchaser’s prior written consent in each instance, which consent, prior to the end of the Inspection Period, shall not be unreasonably withheld, delayed or conditioned and which shall be deemed given unless withheld by written notice to Seller given within five (5) Business Days after Purchaser’s receipt of Seller’s written request therefor, each of which requests shall be accompanied by a copy of any proposed modification or amendment of the Lease that Seller wishes to execute between the Effective Date and the Closing Date, including, without limitation, a description of any Tenant Inducement Costs and leasing commissions associated with any proposed renewal of the Lease, as well as any additional information regarding such proposed transaction as Purchaser may reasonably request. If Purchaser fails to notify Seller in writing of its approval or disapproval within said five (5) Business Day period, such failure by Purchaser shall be deemed to be the approval of Purchaser. After the end of the Inspection Period, Seller shall not modify or amend in any respect, or terminate the Lease without Purchaser’s prior written consent in each instance, which consent may be withheld in Purchaser’s sole discretion.

(b) New Contracts. During the pendency of this Agreement, Seller will not enter into any contract or agreement, or modify, amend, renew or extend any existing contract or agreement, that will be an obligation affecting or an encumbrance on title to the Property or any part thereof subsequent to the Closing without Purchaser’s prior written consent in each instance (which Purchaser agrees not to withhold or delay unreasonably), except contracts entered into in the ordinary course of business that are terminable without cause (and without penalty or premium) on thirty (30) days (or less) notice.

(c) Operation of Property. During the pendency of this Agreement, Seller shall continue to operate the Property in a good and businesslike fashion consistent with Seller’s past practices and otherwise in accordance with Seller’s obligations as “Landlord” under the terms and conditions of the Lease.

(d) Tenant Estoppel Certificate. Seller shall endeavor in good faith (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser a written Tenant Estoppel Certificate in the form attached hereto as EXHIBIT “H” signed by the tenant under the Lease; provided that delivery of such signed Tenant Estoppel Certificate shall be a condition of Closing only to the extent set forth in Section 6.1(c) hereof; and in no event shall the inability or failure of Seller to obtain and deliver said Tenant Estoppel Certificate (Seller having used its good faith efforts as set forth above as to the tenant under the Lease) be a default of Seller hereunder.

4.4. Representations and Warranties of Purchaser.

(a) Organization, Authorization and Consents. Purchaser is a duly organized and validly existing real estate investment trust under the laws of the State of Maryland. Purchaser has the right, power and authority to enter into this Agreement and to purchase the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.

(b) Action of Purchaser, Etc. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

(d) Litigation. Purchaser has received no written notice that any action or proceeding is pending or threatened, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

The representations and warranties made in this Agreement by Purchaser shall be continuing and shall be deemed remade by Purchaser as of the Closing Date, with the same force and effect as if made on, and as of, such date subject to Purchaser’s right to update such representations and warranties by written notice to Seller and in Purchaser’s certificate to be delivered pursuant to Section 5.2(c) hereof. The provisions of this paragraph shall survive the Closing for a period of one hundred eighty (180) days following the Closing, subject to Article 11 hereof.

ARTICLE 5.

CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS

5.1. Seller’s Closing Deliveries. For and in consideration of, and as a condition precedent to Purchaser’s delivery to Seller of the Purchase Price, Seller shall obtain or execute and deliver to Purchaser at Closing the following documents with respect to the Property, all of which shall be duly executed, acknowledged and notarized where required:

(a) Limited Warranty Deed. A limited warranty deed in the form customarily used in the State of South Carolina pursuant to which a grantor warrants title only as to parties claiming by, through or under the grantor but not otherwise, from Seller with respect to the Land and Improvements owned by Seller (the “Limited Warranty Deed”), subject only to the Permitted Exceptions, and executed and acknowledged by Seller. The legal description of the Land set forth in the Limited Warranty Deed shall be based upon and conform to the applicable legal description attached hereto as EXHIBIT “A”. If and to the extent that any of the Permitted Exceptions requires the recitation or incorporation in any deed of any provisions of such Permitted Exception, the Limited Warranty Deed may conform to such requirements;

(b) Assignment and Assumption of Lease. Two (2) counterparts of the Assignment and Assumption of Lease, executed and acknowledged by Seller;

(c) Bill of Sale. The Bill of Sale, executed by Seller;

(d) General Assignment. The General Assignment, executed and acknowledged by Seller;

(e) Seller’s Affidavit. The Seller’s Affidavit, executed by an authorized officer of Seller;

(f) Seller’s Certificate. The Seller’s Certificate, executed by Seller;

(g) FIRPTA Certificate. The FIRPTA Affidavit, executed by Seller;

(h) Affidavit of Transferor’s Residence. An affidavit from Seller in the form attached hereto as SCHEDULE 8 confirming that Seller is deemed to be a South Carolina resident for purposes of applicable South Carolina law so that proceeds from the sale of the Property are not subject to the withholding laws of the State of South Carolina.

(i) Evidence of Authority. Such documentation as may reasonably be required by the Title Company and Purchaser to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered on behalf of Seller;

(j) Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(k) Surveys and Plans. Such surveys, site plans, plans and specifications, and other matters relating to the Property as are in the possession of Seller to the extent not theretofore delivered to Purchaser;

(l) Certificates of Occupancy. To the extent the same are in the possession of Seller, original or photocopies of certificates of occupancy for all occupied space within the Improvements;

(m) Lease. To the extent the same is in the possession or control of Seller, an original executed counterpart of the Lease;

(n) Tenant Estoppel Certificate. Any originally executed Tenant Estoppel Certificate as may be in the possession of Seller;

(o) Notice of Sale to Tenant. Seller will join with Purchaser in executing notice, in form and content reasonably satisfactory to Seller and Purchaser (each, a “Notice of Sale”), which Purchaser shall send to the tenant under the Lease informing the tenant of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s interest in the Lease and directing that all rent and other sums payable for periods after the Closing under the Lease shall be paid as set forth in said notice;

(p) [Intentionally Omitted].

(q) Termination of Management Agreement. Evidence of the termination as to the Property, effective at or prior to the Closing, of the management agreement between Seller and Wells Management Company, Inc.

(r) Keys and Records. All of the keys to any door or lock on the Property and the original tenant files and other non-confidential books and records (excluding any appraisals, budgets, third party reports obtained by Seller in connection with the Property, strategic plans for the Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate or partnership authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller which Seller reasonably deems proprietary) relating to the Property in the possession of Seller; and

(s) Other Documents. Such other documents as shall be reasonably requested by the Title Company or Purchaser’s Counsel to effectuate the purposes and intent of this Agreement.

5.2. Purchaser’s Closing Deliveries. Purchaser shall obtain or execute and deliver to Seller at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:

(a) Assignment and Assumption of Lease. Two (2) counterparts of the Assignment and Assumption of Lease, executed and acknowledged by Purchaser;

(b) Purchaser’s Certificate. The Purchaser’s Certificate, executed by Purchaser;

(c) Notice of Sale to Tenant. The Notice of Sale, executed by Purchaser, as contemplated in Section 5.1(o) hereof;

(d) [Intentionally Omitted].

(e) Settlement Statement A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(f) Evidence of Authority. Such documentation as Seller may reasonably require to establish that this Agreement, the transaction contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered; and

(g) Other Documents. Such other documents as shall be reasonably requested by the Title Company or Seller’s Counsel to effectuate the purposes and intent of this Agreement.

5.3. Closing Costs. Seller shall pay the attorneys’ fees of Seller and the brokerage commission due Seller’s Broker pursuant to Section 10.1 of this Agreement with respect to the sale of the Property. Seller and Purchaser shall each pay one-half of the Real Estate Transfer Taxes (if any) imposed upon the conveyance of the Property, title insurance premiums for the owner’s title insurance policy and any endorsements issued by the Title Company to Purchaser with respect to the Property in the amount of the Purchase Price, the sales tax, if any, due in connection with the transfer of the Personal Property, the cost of updating the Existing Survey and adding Purchaser and Purchaser’s lender, if any, to the certification therein, and any escrow closing fees charged by the Title Company. Purchaser shall pay the cost of recording the Limited Warranty Deed, the costs of issuing and title insurance premiums for any mortgagee title insurance policy obtained by Purchaser or any lender(s) of Purchaser, all other recording fees on all instruments to be recorded in connection with these transactions, the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in the performance of Purchaser’s due diligence inspection of the Property (including without limitation appraisal costs, environmental audit and assessment costs, and engineering review costs) and in closing and consummating the purchase and sale of the Property pursuant hereto.

5.4. Prorations and Credits. The following items in this Section 5.4 shall be adjusted and prorated between Seller and Purchaser as of 11:59 P.M. on the day preceding the Closing, based upon the actual number of days in the applicable month or year:

(a) Taxes. Taxes shall not be prorated with respect to the Property since the tenant under the Lease with respect to the Property is obligated to pay Taxes directly to the applicable taxing authority.

(b) Rents, Income and Other Expenses. Rents and any other amounts actually paid to Seller by the tenant under the Lease shall be prorated as of the Closing Date and be adjusted against the Purchase Price on the basis of a schedule (together with applicable supporting documentation) which shall be prepared by Seller and delivered to Purchaser for Purchaser’s review and approval prior to Closing. Seller and Purchaser shall prorate all rents, additional rent, tenant reimbursements and escalations, and all other payments under the Lease actually received as of the Closing Date so that at Closing Seller will receive monthly basic rent payments through the day prior to the Closing Date and so that Seller will receive reimbursement for all expenses actually paid by Seller through the day prior to the Closing Date for which Seller is entitled to and has actually received reimbursement from the tenant under the Lease (such expenses shall be reasonably estimated if not ascertainable as the Closing Date and then shall be re-adjusted as provided in (d) below when actual amounts are determined), and so that the excess, if any, is credited to Purchaser. Purchaser agrees to pay to Seller, upon receipt, any rents or other payments by the tenant under the Lease with respect to the Property that apply to periods prior to Closing but which are received by Purchaser after Closing; provided, however, that any rents or other payments by such tenant received by Purchaser after Closing shall be applied first to any current amounts then owed to Purchaser by such tenant, with the balance, if any, paid over to Seller to the extent of delinquencies existing on the date of Closing to which Seller is entitled. It is understood and agreed that Purchaser shall not be legally responsible to Seller for the collection of any rents or other charges payable with respect to the Lease or any portion thereof which are delinquent or past due as of the Closing Date; but Purchaser agrees that Purchaser shall send monthly notices for a period of four (4) consecutive months in an effort to collect any rents and charges not collected as of the Closing Date. Seller hereby retains its right to collect sums due Seller for periods attributable to Seller’s ownership of the Property, but Seller shall obtain Purchaser’s prior written consent (which consent shall not be unreasonably withheld) before taking any action to collect such sums and Seller shall in no event seek eviction of such tenant or the termination of the Lease. The provisions of this Section 5.4(b) shall survive the Closing.

(c) Tenant Inducement Costs. Seller shall not be responsible for the payment of any Tenant Inducement Costs or leasing commissions as a result of any renewals or extensions or expansions of the Lease entered into after the Effective Date hereof with the approval of Purchaser as set forth in this Agreement or exercised after the Effective Date. Purchaser hereby agrees to and shall indemnify, defend and hold harmless Seller from and against any and all expense, loss or damage which Seller may incur (including, without limitation, reasonable attorney’s fees actually incurred) as a result of any claim made against Seller for or with respect to the payment of any Tenant Inducement Costs or leasing commissions as a result of any renewals or extensions or expansions of the Lease entered into after the Effective Date hereof with the approval of Purchaser as set forth in this Agreement or exercised after the Effective Date. Seller hereby agrees to and shall indemnify, defend and hold harmless Purchaser from and against any and all expense, loss or damage which Purchaser may incur (including, without limitation, reasonable attorney’s fees actually incurred) as a result of any claim made against Purchaser for or with respect to the payment of any Tenant Inducement Costs or leasing commissions due or to become due with respect to the initial term of the Lease. The provisions of this Section 5.4(c) shall survive the Closing.

(d) Operating Expenses; Year End Reconciliation. Personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges, and normally prorated operating expenses actually paid or payable by Seller as of the Closing Date with respect to the Property shall be prorated as of the Closing Date and adjusted against the Purchase Price, provided that within ninety (90) days after the Closing, Purchaser and Seller will make a further adjustment for such expenses which may have accrued or been incurred prior to the Closing Date, but which were not paid as of the Closing Date. In addition, within one hundred twenty (120) days after the close of the fiscal year used in calculating the pass-through to the tenant of operating expenses or other tenant reimbursables under the Lease (where such fiscal year includes the Closing Date), Seller and Purchaser shall re-prorate on a fair and equitable basis all rents and income prorated pursuant to this Section 5.4 as well as all expenses prorated pursuant to this Section 5.4. All prorations of rent and other income shall be made based on the cumulative amounts collected from the tenant under the Lease in such fiscal year and applied first to actual expense amounts paid by Seller prior to the Closing Date and then to Purchaser for actual expense amounts paid by Purchaser from and after the Closing Date. The provisions of this Section 5.4(d) shall survive the Closing.

ARTICLE 6.

CONDITIONS TO CLOSING

6.1. Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser hereunder to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Purchaser in its sole discretion by written notice to Seller at or prior to the Closing Date:

(a) Seller shall have performed, in all material respects, all covenants, agreements and undertakings of Seller contained in this Agreement;

(b) All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing, provided that solely for purposes of this subparagraph such warranties and representations shall be deemed to be given without being limited to Seller’s knowledge and without modification (by update or otherwise, as provided in Section 4.1 hereof); and

(c) A Tenant Estoppel Certificate from the tenant under the Lease substantially in the form attached hereto as EXHIBIT “H”, confirming that the terms of the Lease as contained in the copy of the Lease obtained by or delivered to Purchaser, and confirming the absence of any defaults under the Lease as of the date thereof. Seller shall endeavor to deliver said Tenant Estoppel Certificate to Purchaser prior to the expiration of the Inspection Period. The delivery of said Tenant Estoppel Certificate from the tenant under the Lease shall be a condition of Closing, and the failure or inability of Seller to obtain and deliver said Tenant Estoppel Certificate from such tenant, Seller having used its good faith efforts to obtain the same from such tenant, shall not constitute a default by Seller under this Agreement. Purchaser acknowledges that the Tenant Estoppel Certificate received from the Tenant under the Lease shall be deemed to be substantially in the form attached hereto as Exhibit “H” even if the Tenant shall delete clause (ii) of paragraph 5 contained in such form and/or the second sentence of paragraph 9 contained in such form.

(d) As of the Closing, neither Seller nor tenant shall be in material default of any of the terms and provisions of the Lease nor shall there have arisen any facts or circumstances which, with the giving of notice and/or the passage of time, could reasonably be expected to give rise to a material default by either Seller or tenant of any of the terms and conditions of the Lease.

(e) The Property shall be in substantially the same physical condition as it is as of the Effective Date, ordinary wear and tear and damage by casualty excepted (it being acknowledged that damage to the Property by casualty is governed by Section 7.1 hereof).

(f) The Title Company is irrevocably committed, upon payment of the standard policy premium (including without limitation the premium for all endorsements), to issue to Purchaser upon the Closing an ALTA Owner’s Policy in the amount of the Purchase Price with respect to the Property showing Purchaser as the owner of the Land and Improvements, and showing as exceptions to title only the Permitted Exceptions, matters created by Purchaser, and the standard printed exceptions (but with the following standard printed exceptions deleted (i) rights or claims of parties in possession not shown by the public records, and (ii) any lien, or right to a lien, for services, labor, or material imposed by law and not shown by the public records), together with such endorsements as Purchaser may request of the Title Company that are available in the State of South Carolina and are customarily obtained by purchasers in connection with comparable commercial transactions (taking into account that if Purchaser does not obtain the Survey, certain endorsements will be unavailable or will be modified accordingly).

In the event any condition in this Section 6.1 has not been satisfied (or otherwise waived in writing by Purchaser) prior to or on the Closing Date (as the same may be extended or postponed as provided in this Agreement), Purchaser shall have the right, in its sole discretion, to terminate this Agreement by written notice to Seller given prior to the Closing, whereupon (i) Escrow Agent shall return the Earnest Money to Purchaser; and (ii) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement.

6.2. Conditions Precedent to Seller’s Obligations. The obligations of Seller hereunder to consummate the transactions contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing (or at such earlier time as may be provided below), any of which may be waived by Seller in Seller’s sole discretion by written notice to Purchaser at or prior to the Closing Date (as to item (d), by written notice to Purchaser on or before March 6, 2007):

(a) Purchaser shall have paid and Seller shall have received the Purchase Price, as adjusted pursuant to the terms and conditions of this Agreement, which Purchase Price shall be payable in the amount and in the manner provided for in this Agreement;

(b) Purchaser shall have performed, in all material respects, all covenants, agreements and undertakings of Purchaser contained in this Agreement;

(c) All representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing, provided that solely for purposes of this subparagraph such warranties and representations shall be deemed to be given without being limited to Purchaser’s knowledge and without modification (by update or otherwise, as provided in Section 4.1 hereof); and

(d) The approval no later than March 5, 2007 of the transactions contemplated hereunder by the Investment Committee of Seller.

ARTICLE 7.

CASUALTY AND CONDEMNATION

7.1. Casualty. Risk of loss up to and including the Closing Date shall be borne by Seller. In the event of any immaterial damage or destruction to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement, and Seller will assign to Purchaser at the Closing Seller’s rights to receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds), and Purchaser shall assume responsibility for such repair and shall receive a credit at Closing for any deductible amount under said insurance policies maintained by Seller. For purposes of this Agreement, the term “immaterial damage or destruction” shall mean such instances of damage or destruction of the subject Property: (i) which can be repaired or restored at a cost of $200,000.00 or less; (ii) which can be restored and repaired within one hundred eighty (180) days from the date of such damage or destruction; and (iii) which are not so extensive as to allow the tenant under the Lease to terminate the Lease or abate or reduce rent payable thereunder (unless business loss or rent loss insurance shall be available in the full amount of such abatement or reduction, subject to applicable deductibles) on account of such damage or destruction.

In the event of any material damage or destruction to the Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within the earlier of twenty (20) days after Purchaser is notified by Seller of such damage or destruction, or the Closing Date, but in no event less than ten (10) days after Purchaser is notified by Seller of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election): (i) terminate this Agreement, whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser, or (ii) proceed to close under this Agreement, whereupon Seller will assign to Purchaser at the Closing the rights of Seller to receive any insurance proceeds (including any rent loss insurance applicable to the period on or after the Closing Date) due Seller as a result of such damage or destruction (less any amounts reasonably expended for restoration), and Purchaser shall assume responsibility for such repair and shall receive a credit at Closing for any deductible amount under said insurance policies maintained by Seller. If Purchaser fails to deliver to Seller notice of its election within the period set forth above, Purchaser will conclusively be deemed to have elected to proceed with the Closing as provided in clause (ii) of the preceding sentence. If Purchaser elects clause (ii) above, Seller will cooperate with Purchaser after the Closing to assist Purchaser in obtaining the insurance proceeds from the applicable insurers. For purposes of this Agreement “material damage or destruction” shall mean all instances of damage or destruction that are not immaterial, as defined herein.

7.2. Condemnation. If, prior to the Closing, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received written notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain (collectively, a “Taking”), Seller shall give Purchaser immediate written notice of such Taking. In the event of any immaterial Taking with respect to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement. For purposes of this Agreement, the term “immaterial Taking” shall mean such instances of Taking of the Land or the Property: (i) which do not result in a taking of any portion of the building structure of the building occupied by tenants on the Property; (ii) which do not result in a decrease in the number of parking spaces on the Land (taking into account the number of additional parking spaces that can be provided within 180 days of such Taking); and (iii) which are not so extensive as to allow the tenant under the Lease to terminate the Lease or abate or reduce rent payable thereunder [unless business loss or rent insurance (subject to applicable deductibles) or condemnation award proceeds shall be available in the full amount of such abatement or reduction, and Purchaser shall receive a credit at Closing for such deductible amount] on account of such Taking.

In the event of any material Taking of the Land or the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within thirty (30) days after receipt of such notice from Seller, elect to terminate this Agreement, or Purchaser may choose to proceed to close. If Purchaser chooses to terminate this Agreement in accordance with this Section 7.2, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. For purposes of this Agreement “material Taking” shall mean all instances of a Taking that are not immaterial, as defined herein.

If Purchaser does not elect to, or has no right to, terminate this Agreement in accordance herewith on account of a Taking, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards applicable to the Property that have been or that may thereafter be made for such Taking. At such time as all or a part of either Property is subjected to a bona fide threat of condemnation and Purchaser shall not have elected to terminate this Agreement as provided in this Section 7.2, and provided that the Inspection Period has expired, (i) Purchaser shall thereafter be permitted to participate in the proceedings as if Purchaser were a party to the action, and (ii) Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser’s prior written consent thereto in each case.

ARTICLE 8.

DEFAULT AND REMEDIES

8.1. Purchaser’s Default. If Purchaser defaults under this Agreement or otherwise fails to consummate this transaction for any reason other than the breach or default of Seller, failure of a condition to Purchaser’s obligation to close, or the exercise by Purchaser of an express right of termination granted herein, Seller shall be entitled, as its sole and exclusive remedy hereunder, to terminate this Agreement and to receive and retain the Earnest Money as full liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default, and that said Earnest Money is a reasonable estimate of the probable loss of Seller in the event of default by Purchaser. The retention by Seller of said Earnest Money is intended not as a penalty, but as full liquidated damages. The right to retain the Earnest Money as full liquidated damages is the sole and exclusive remedy of Seller in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that Seller shall not) sue the Purchaser: (a) for specific performance of this Agreement, or (b) to recover damages of any character in excess of the Earnest Money. The foregoing liquidated damages provision shall not apply to or limit Purchaser’s liability for Purchaser’s obligations under Sections 3.1(b), 3.1(c), 3.6 and 10.1 of this Agreement or for Purchaser’s obligation to pay to Seller all attorneys’ fees and costs of Seller to enforce the provisions of this Section 8.1. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of said Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds the actual damages of Seller or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.

8.2. Seller’s Default. If Seller fails to perform any of its obligations under this Agreement for any reason other than the breach or default of Purchaser or the permitted termination of this Agreement by Seller or Purchaser as expressly provided herein, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money from Escrow Agent, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of the obligation of Seller to execute and deliver the documents required to convey the Property to Purchaser in accordance with this Agreement; it being specifically understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder; provided, however, if Seller shall have conveyed title to the Property to another party or intentionally and knowingly taken any other action (other than actions taken by Seller in defense of Purchaser’s attempts to seek specific performance) that materially interferes with the practical realization of the remedy of specific performance, Purchaser shall be entitled to seek actual damages from Seller. Purchaser expressly waives its rights to seek damages in the event of the default of Seller hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and to receive a return of the Earnest Money from Escrow Agent if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction, on or before sixty (60) days following the date upon which the Closing was to have occurred.

ARTICLE 9.

ASSIGNMENT

9.1. Assignment. Subject to the next following sentence, this Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other, except in accordance with Section 12.10. Notwithstanding the foregoing to the contrary, this Agreement and all of Purchaser’s rights hereunder may be transferred and assigned to any entity controlling, controlled by or under common control with Purchaser. An assignment or transfer of this Agreement and Purchaser’s rights hereunder to any entity which is not controlled by Purchaser shall be subject to Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole discretion. Any assignee or transferee under any such assignment or transfer by Purchaser as to which the written consent of Seller has been given or as to which the consent of Seller is not required hereunder shall expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement (whether arising or accruing prior to or after the assignment or transfer) by written instrument delivered to Seller as a condition to the effectiveness of such assignment or transfer. No assignment or transfer shall relieve the original Purchaser of any duties or obligations hereunder, and the written assignment and assumption agreement shall expressly so provide. For purposes of this Section 9.1, the term “control” shall mean the ownership of at least fifty percent (50%) of the applicable entity. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

ARTICLE 10.

BROKERAGE COMMISSIONS

10.1. Broker. Upon the Closing, and only in the event of the Closing and the funding of the Purchase Price by Purchaser, Seller shall pay a brokerage commission to Seller’s Broker pursuant to a separate agreement between Seller and Seller’s Broker. Seller’s Broker is representing Seller in this transaction. Seller shall and does hereby indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Purchaser shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Property contemplated hereby, and arising out of any acts or agreements of Seller, including any claim asserted by Seller’s Broker. Likewise, Purchaser shall and does hereby indemnify and hold Seller free and harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Seller shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or the sale and purchase of the Property contemplated hereby and arising out of the acts or agreements of Purchaser, except for any claim asserted by Seller’s Broker. This Section 10.1 shall survive the Closing until the expiration of any applicable statute of limitations and shall survive any earlier termination of this Agreement.

ARTICLE 11.

INDEMNIFICATION

11.1. Indemnification by Seller. Following the Closing and subject to Sections 11.3 and 11.4, Seller shall indemnify and hold Purchaser, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Purchaser-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, (a) any breach of any representation or warranty of

Seller contained in this Agreement or in any Closing Document, and (b) any breach of any covenant of Seller contained in this Agreement which survives the Closing or in any Closing Document.

11.2. Indemnification by Purchaser. Following the Closing and subject to Sections 11.3 and 11.4, Purchaser (and Purchaser’s permitted assignees to whom any rights of Purchaser are assigned pursuant to Section 9.1 hereof) shall indemnify and hold Seller, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way relating to, (a) any breach of any representation or warranty by Purchaser contained in this Agreement or in any Closing Document, and (b) any breach of any covenant of Purchaser contained in this Agreement which survives the Closing or in any Closing Documents.

11.3. Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 11.1, (a) Seller shall not be required to indemnify Purchaser or any Purchaser-Related Entities under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 11.1 above exceeds the Basket Limitation and in such event, Seller shall be responsible for each dollar of liability (and not only the amount in excess of the Basket Limitation), (b) in no event shall the liability of Seller with respect to the indemnification provided for in Section 11.1 above exceed in the aggregate the Cap Limitation, (c) if prior to the Closing, Purchaser obtains knowledge in writing of any inaccuracy or breach of any representation, warranty or covenant of Seller contained in this Agreement (a “Purchaser Waived Breach”) and nonetheless proceeds with and consummates the Closing, then Purchaser and any Purchaser-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article 11 for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Purchaser Waived Breach, and (d) notwithstanding anything herein to the contrary, the Basket Limitation and the Cap Limitation shall not apply with respect to Losses suffered or incurred as a result of breaches of any covenant or agreement of Seller set forth in Section 5.3, Section 5.4 or Section 10.1 of this Agreement.

11.4. Survival. The representations, warranties and covenants contained in this Agreement and the Closing Documents shall survive for 180 days following the Closing, unless a longer or shorter survival period is expressly provided for in this Agreement, or unless on or before the date that is the 180th day following the Closing, Purchaser or Seller, as the case may be, delivers written notice to the other party of such alleged breach specifying with reasonable detail the nature of such alleged breach and files an action with respect thereto within one hundred twenty (120) days after the giving of such notice. Except for warranties and representations made by Seller or Purchaser in this Agreement which are expressly stated to survive the Closing, and except for covenants, agreements and obligations on the part of Seller and Purchaser to be performed pursuant to the terms of this Agreement which are expressly stated to survive the Closing, none of the representations, warranties, covenants, agreements, or obligations of this Agreement shall survive the Closing.

11.5. Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this

Agreement of any representation, warranty, or covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under Section 3.1(c), Section 10.1, and this Article 11.

ARTICLE 12.

MISCELLANEOUS

12.1. Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, hand, facsimile or other electronic transmission, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses or facsimile numbers set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:	HRPT Properties Trust
400 Centre Street
Newton, Massachusetts 02458-2076
Attention: Mr. John A. Mannix
Facsimile: (617) 332-2261
Email: jmannix@reitmr.com

with a copy to:	Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
Attention: John M. Steiner
Facsimile: (617) 338-2880
Email: jsteiner@sandw.com

SELLER:	The Wells Fund XI -Fund XII -REIT Joint Venture
c/o Wells Real Estate Funds
6200 The Corners Parkway
Norcross, Georgia 30092
Attention: Mr. F. Parker Hudson
Facsimile: (770) 243-4684
Email: parker.hudson@wellsref.com

with a copy to:	Troutman Sanders LLP
Suite 5200
600 Peachtree Street, N.E.
Atlanta, Georgia 30308-2216
Attn: John W. Griffin
Facsimile: (404) 962-6577
Email: john.griffin@troutmansanders.com

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) Business Day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received upon receipt, and (iii) sent by facsimile or other electronic transmission shall be deemed effectively given or received on the day of such electronic transmission of such notice or other communication and confirmation of such transmission generated by the sender’s machine if transmitted and confirmed prior to 6:00 p.m. local Atlanta, Georgia time on a Business Day and otherwise shall be deemed effectively given or received on the first Business Day after the day of transmission of such notice and confirmation of such transmission. Refusal to accept delivery shall be deemed delivered. Any notice to be given on behalf of a party may be given by such party’s attorney.

12.2. Possession. Full and exclusive possession of the Property, subject to the Permitted Exceptions applicable to the Property and the rights of the tenant under the Lease, shall be delivered by Seller to Purchaser on the Closing Date.

12.3. Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

12.4. Publicity. The parties agree that, prior to Closing, and except for disclosures required by law or governmental regulations applicable to such party (including, without limitation, the rules and regulations of the Securities and Exchange Commission or any applicable stock market), no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public announcements or issue press releases regarding this Agreement or the transactions contemplated hereby to any third party without the prior written consent of the other party hereto. Any press release issued by Seller at or immediately following the Closing that identifies Purchaser must be approved by Purchaser in writing. No party shall record this Agreement or any notice hereof.

12.5. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

12.6. Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that Seller and Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.7. Sale Notification Letters. Promptly following the Closing, Purchaser shall deliver the Notice of Sale to the tenant under the Lease.

12.8. Access to Records Following Closing. Purchaser agrees that for a period of twenty-four (24) months following the Closing, Seller shall have the right during regular business hours, on five (5) days’ written notice to Purchaser, and at Seller’s sole cost, to examine and review at Purchaser’s office (or, at Purchaser’s election, at the Property), the books and records of Seller relating to the ownership and operation of the Property which were delivered by Seller to Purchaser at the Closing. Likewise, Seller agrees that for a period of twenty-four (24) months following the Closing, Purchaser shall have the right during regular business hours, on five (5) days’ written notice to Seller, and at Purchaser’s sole cost, to examine and review at Seller’s office, all books, records and files, if any, retained by Seller relating to the ownership and operation by Seller prior to the Closing of the Property. The provisions of this Section shall survive the Closing for a period of twenty-four (24) months after the Closing Date.

12.9. General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon Seller or Purchaser unless such amendment is in writing and executed by Seller and Purchaser. Subject to the provisions of Section 9.1 hereof, the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Time is of the essence in this Agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed, interpreted and enforced under the laws of the State of South Carolina. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.

12.10. Like-Kind Exchange. Any of the parties hereto may desire, and each other party is willing to cooperate (subject to the limitations set forth below), to effectuate the sale of the Property by means of an exchange of “like-kind” property which will qualify as such under Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Each party expressly reserves the right to assign its rights, but not its obligations, hereunder to a qualified intermediary as provided in I.R.C. Reg. 1.1031(k)-1(g)(4) on or before the date of Closing. Upon written notice from any party (a “Requesting Party”) to the other, the party to whom such notice is given (the “Other Party”) agrees to cooperate with such Requesting Party to effect one or more like-kind exchanges with respect to the Property, provided that such cooperation shall be subject to the following conditions: (a) such exchange shall not delay the Closing and shall occur either simultaneously with the Closing or the purchase money proceeds payable to Seller shall be paid, upon Seller’s prior written direction to Purchaser, to a third party escrow agent or intermediary such that Purchaser shall not be required to participate in any subsequent closing; (b) such exchange shall not excuse the Requesting Party from any of its liabilities and obligations under this Agreement or otherwise impair in any fashion the rights of the Other Party under this Agreement; (c) the Other Party shall not be obligated to spend any sums or incur any expenses in excess of the sums and expenses which would have been spent or incurred by the Other Party if there had been no exchange; and (d) Purchaser shall not be obligated to acquire or accept title to any property other than the Property, and Seller shall not be obligated to acquire or accept title to any property. The Other Party makes no representation or warranty that the conveyance of any property made pursuant to this Section 12.10 shall qualify for a like-kind exchange. Once Purchaser has paid the purchase money proceeds as directed by Seller (if Seller is the Requesting Party), or Seller has conveyed the Property as directed by Purchaser (if Purchaser is the Requesting Party), the Other Party shall have no further obligation hereunder with respect to such “like-kind” exchange. Each Requesting Party hereby indemnifies and holds the Other Party harmless from and against any costs, liabilities and expenses incurred or suffered by the Other Party in connection with the “like-kind” exchange or exchanges described herein with respect to the Property, which indemnity shall survive the Closing until the expiration of any applicable statute of limitations.

12.11. Attorney’s Fees. If Purchaser or Seller bring an action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action shall be entitled to recover court costs and reasonable attorney’s fees actually incurred from the other.

12.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile or e-mail, any such signature pages so exchanged shall be deemed originals for all purposes under this Agreement, and the signature page of either party to any counterpart may be appended to any other counterpart.

12.13. Effective Agreement. The submission of this Agreement for examination is not intended to nor shall constitute an offer to sell, or a reservation of, or option or proposal of any kind for the purchase of the Property. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart of this Agreement has been executed and delivered by each party hereto.

12.14. Venue. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or related to, this Agreement, or the transactions contemplated hereby, may be brought in either the United States District Court for the District of South Carolina or any South Carolina state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objections which it may now or hereafter have that the venue of any such suit, action or proceeding which is brought in any such court is improper or that the suit, action or proceeding has been brought in an inconvenient forum.

12.15. Waiver of Trial by Jury. To the fullest extent permitted by applicable law, the parties hereby absolutely and irrevocably waive right to trial by jury in any action or proceeding between them.

12.16. Allocation of Liability. Seller and Purchaser acknowledge that, except as provided in this Agreement or in any of the Closing Documents, (i) Seller disclaims any liability to third parties for any obligations, claims, losses, damages and expenses arising out of events, contractual obligations, acts, or omissions of Purchaser that occur in connection with the ownership or operation of the Property after the Closing, and (ii) Purchaser disclaims any liability to third parties for any obligations, claims, losses, damages and expenses arising out of events, contractual obligations, acts, or omissions of Seller that occurred in connection with the ownership or operation of the Property prior to the Closing. The provision of this Section 12.16 shall survive the Closing.

12.17. Trust Declaration. THE DECLARATION OF TRUST OF PURCHASER, A COPY OF WHICH IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES, AND SELLER AGREES, THAT THE NAME “HRPT PROPERTIES TRUST” REFERS TO THE TRUSTEES UNDER SUCH DECLARATION OF TRUST COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF PURCHASER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, PURCHASER. ALL PERSONS DEALING WITH PURCHASER IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF PURCHASER FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

[Remainder of page intentionally left blank; signatures begin on following page]

[Signature Page of Purchase and Sale Agreement between

The Wells Fund XI—Fund XII—REIT Joint Venture and HRPT Properties Trust]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

SELLER:

THE WELLS FUND XI—FUND XII—REIT JOINT

VENTURE, a Georgia joint venture

 By:         Wells Real Estate Fund XI, L.P.,

          a Georgia limited partnership

  By:         Wells Partners, L.P., a Georgia limited

                  partnership, general partner

 By:         Wells Capital, Inc., a Georgia

  corporation, general partner

By: /s/ Douglas P. Williams

Name: Douglas P. Williams

Title: Senior Vice President

   By:  /s/ Douglas P. Williams

 Leo F. Wells, III, general partner of Wells

 Real Estate Fund XI, L.P., by Douglas P.

 Williams, as attorney-in-fact

 for Leo F. Wells, III

 By:         Wells Real Estate Fund XII, L.P.,

          a Georgia limited partnership

  By:         Wells Partners, L.P., a Georgia limited

                  partnership, general partner

 By:         Wells Capital, Inc., a Georgia

  corporation, general partner

By: /s/ Douglas P. Williams

Name: Douglas P. Williams

Title: Senior Vice President

[Signatures continued on following page]

[Continuation of Signature Page of Purchase and Sale Agreement between

The Wells Fund XI—Fund XII—REIT Joint Venture and HRPT Properties Trust]

By:	/s/ Douglas P. Williams

 Leo F. Wells, III, general partner of Wells

 Real Estate Fund XII, L.P., by Douglas P.

 Williams, as attorney-in-fact

 for Leo F. Wells, III

By:	Wells Operating Partnership, L.P.,
a Delaware limited partnership

By: Wells Real Estate Investment Trust, Inc.,

 a Maryland corporation, general partner

 By: /s/ Douglas P. Williams

 Name: Douglas P. Williams

 Title: Senior Vice President

[Signatures continued on following page]

[Continuation of Signature Page of Purchase and Sale Agreement between

The Wells Fund XI—Fund XII—REIT Joint Venture and HRPT Properties Trust]

PURCHASER:

HRPT PROPERTIES TRUST,

a Maryland real estate investment trust

By: /s/ John A. Mannix

Name: John A. Mannix

Title: President and Chief Operating Officer